Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 18, 2024 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.102923 per unit, payable on December 30, 2024, to unitholders of record on November 29, 2024. Marine’s 2023 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.102923 per unit is higher than the $0.094886 per unit distributed last quarter. Volumes of both oil and natural gas produced and prices realized for oil included in this distribution have increased, while natural gas pricing has decreased when compared to last quarter. This distribution is higher than the $0.083661 per unit distributed in the comparable quarter in 2023. As compared to the comparable quarter in 2023, the volume of oil produced decreased this year while production for natural gas increased. As compared to the comparable quarter in 2023, the price realized for both oil and natural gas have increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact: Jana Egeler

Argent Trust Company, Trustee

Toll Free – 1.855.588-7839